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                   SARA LEE CORPORATION AND SUBSIDIARIES           EXHIBIT 12.2
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (IN MILLIONS EXCEPT RATIOS)

                                                             Year Ended
                                                         --------------------
                                                         June 29,     July 1,
                                                          1996         1995
                                                          --------     -------
Fixed charges and preferred stock dividend requirements:
     Interest expense                                    $   228      $  243
     Interest portion of rental expense                       68          68
                                                          --------     -------
     Total fixed charges before capitalized interest
          and preferred stock dividend requirements          296         311
     Capitalized interest                                     10          12
     Preferred stock dividend requirements (1)                43          44
                                                          --------     -------
          Total fixed charges and preferred stock
               dividend requirements                     $   349      $  367
                                                          --------     -------
                                                          --------     -------

Earnings available for fixed charges and preferred
          stock dividend requirements:
     Income before income taxes                          $ 1,378      $1,219
     Less undistributed income in minority owned
       companies                                              (5)        (10)
     Add minority interest in majority-owned subsidiaries     36          36
     Add amortization of capitalized interest                 22          21
     Add fixed charges before capitalized interest and
          preferred stock dividend requirements              296         311
                                                          --------     -------
          Total earnings available for fixed charges and
               preferred stock dividend requirements     $ 1,727      $1,577
                                                          --------     -------
                                                          --------     -------

Ratio of earnings to fixed charges and preferred stock
          dividend requirements                              4.9         4.3
                                                          --------     -------
                                                          --------     -------


(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.